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                                 EXHIBIT NO. 11

                   STUART ENTERTAINMENT, INC. AND SUBSIDIARIES
             STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
                (Amounts In Thousands, Except Per Share Amounts)
                                   (UNAUDITED)


                                                      Three Months Ended
                                                           March 31,
                                                       1998          1997
                                                      -------      --------
Shares of common stock outstanding at
  beginning of period (1)                               6,920         6,828

Weighted-average shares issued during the period            7            --
                                                      -------       -------
Actual weighted average share outstanding
  for the period                                        6,927         6,828

Dilutive stock options and warrants using
  average market price                                     --            --
                                                      -------       -------

Dilutive shares outstanding                             6,927         6,828
                                                      =======       =======

Net loss                                              $(1,604)      $(1,422)
                                                      =======       =======

Loss per share - basic and dilutive                   $ (0.23)      $ (0.21)
                                                      =======       =======


(1) This represents total outstanding shares of common stock less treasury shares.


See Notes Consolidated Financial Statements.



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